Exhibit 5.1



                                                  August 17, 1998




      Qwest Communications International Inc.
      1000 Qwest Tower
      555 Seventeenth Street
      Denver, Colorado 80202

      Ladies and Gentlemen:

           Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on August 17, 1998 (the "Registration Statement") by Qwest Communications International Inc., a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 15,000,000 shares of its Common Stock, $.01 par value (the "Common Stock").

           As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the Qwest Communications International Inc. Equity Incentive Plan described in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

         We do not express an opinion on any matters other than those expressly set forth in this letter.

                                                     Very truly yours,

                                                     HOLME ROBERTS & OWEN LLP


                                                     By /S/ Thomas A. Richardson
                                                            Thomas A. Richardson